Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2016 Third Quarter Results

VALENCIA, Calif., August 4, 2016 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2016 third quarter ended June 30, 2016.
Fiscal 2016 Third Quarter Highlights

•	Net sales of $375.2 million, up 1.8 percent

•	Net sales excluding currency effects of $381.3 million, up 3.4 percent

•	Net income of $24.0 million, or $0.24 per diluted share

•	Adjusted net income of $28.5 million, or $0.29 per diluted share

•	Income from operations of $40.0 million, or 10.7 percent of net sales

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $50.9 million, or 13.6 percent of net sales

•	Net cash provided by operating activities of $51.8 million; free cash flow of $47.8 million

Dave Castagnola, president and chief executive officer, said, “We continue to see steady improvement in our business. Fiscal 2016 third quarter sales were higher year-over-year, driven by increased customer production rates, scope expansion and new business on long-term contracts. The pace of new business wins has been increasing in fiscal 2016, as we continue to demonstrate and deliver on our value proposition with large commercial, military and MRO customers. These wins are expected to lead to continued sales growth in fiscal 2017 and 2018.
“The ongoing benefit of cost reduction actions resulted in a further decline in selling, general and administrative expenses in the fiscal 2016 third quarter, which led to an improved operating margin compared to the same period last year. Cash from operating activities and free cash flow in the fiscal 2016 third quarter increased sequentially compared to the first half of the year, primarily due to anticipated improvements in working capital. As a result, we paid down long-term debt by $46 million in the third quarter, which brought debt repayments to $76 million in the first nine months of fiscal 2016.”
Fiscal 2016 Third Quarter Results
Net sales in the fiscal 2016 third quarter were $375.2 million, compared with $368.7 million in the prior-year third quarter. Net sales excluding the impact of foreign currency movements increased 3.4 percent year-over-year in the third quarter of fiscal 2016, primarily due to a mid-single-digit increase in contract sales; ad-hoc sales were essentially flat compared to the same period last year.
Gross profit decreased 4.0 percent in the third quarter of fiscal 2016, compared with the same period last year, principally due to the impact of foreign currency movements, chemical commodity-based index changes and inventory adjustments.
Selling, general and administrative (SG&A) expenses in the fiscal 2016 third quarter decreased 11.9 percent compared to the same period last year, primarily due to lower people-related costs, bad debt expense, professional fees and the impact of foreign currency movements. SG&A expense as a percentage of net sales was 15.8 percent in the third quarter, compared with 18.2 percent in the same period last year.
Income from operations totaled $40.0 million, or 10.7 percent of net sales, in the fiscal 2016 third quarter. This compares with $36.2 million, or 9.8 percent of net sales, in the same period last year. The increase in operating income and margin was primarily due to lower SG&A expenses, partially offset by the decline in gross profit.
Other income (expense), net is primarily comprised of unrealized foreign exchange gain or loss associated with contracts denominated in currencies other than the respective currency of the company’s reporting subsidiaries. In the fiscal 2016 third quarter, foreign exchange gains of $2.6 million were included in other income, net. Conversely, foreign exchange losses of $2.6 million were included in other expense, net in the fiscal 2015 third quarter. The largest impact in both periods was the change in the British pound.

The company's effective tax rate was 28.0 percent in the third quarter of fiscal 2016, compared with 32.6 percent in the year-ago quarter, primarily due to a favorable mix of taxable income across jurisdictions and discrete tax items.
Net income was $24.0 million, or $0.24 per diluted share, in the fiscal 2016 third quarter, compared with net income of $16.5 million, or $0.17 per diluted share, in the same period last year. Adjusted diluted earnings per share were $0.29, compared with $0.22 in the prior-year third quarter.
Adjusted EBITDA in the fiscal 2016 third quarter was $50.9 million, higher than $42.6 million in the same period last year. Adjusted EBITDA was 13.6 percent of net sales, compared with 11.6 percent in the same period last year.
Fiscal 2016 Year-to-Date Results
Net sales in the nine months ended June 30, 2016 of $1.1 billion were 1.4 percent lower than the same period last year. Net sales excluding the impact of foreign currency movements increased 0.2 percent, and were 2.6 percent higher excluding both currency effects and the net impact of the previously disclosed large commercial contract that ended on March 31, 2015.
Income from operations was $118.5 million in the nine months ended June 30, 2016, or 10.7 percent of net sales, compared with $119.8 million, or 10.6 percent of net sales, in the same period last year. The net change reflects a reduction in SG&A expenses, partially offset by lower gross profit.
Net income in the first nine months of fiscal 2016 was $68.1 million, or $0.69 per diluted share, compared with $59.3 million, or $0.61 per diluted share, in the same period last year. Adjusted diluted earnings per share were $0.82 in the first nine months of fiscal 2016, compared with $0.76 in the same period last year.
Adjusted EBITDA in the nine months ended June 30, 2016 was $147.2 million, or 13.2 percent of net sales, compared with $146.2 million, or 13.0 percent of net sales, in the same period last year.
Net cash provided by operating activities was $66.6 million in the nine months ended June 30, 2016, compared with $83.9 million in the same period last year. Free cash flow was $55.4 million in the first nine months of fiscal 2016, compared with $79.2 million in the same period last year. The free cash flow conversion ratio was 81 percent of net income in the nine months ended June 30, 2016, compared with 134 percent in the same period last year.
Fiscal 2016 Outlook

Wesco Aircraft remains committed to its fiscal 2016 financial goals. However, sales mix in the first nine months of the year and increased currency pressure create challenges to achieving these goals. The company is taking actions to address these challenges, primarily through incremental cost savings, as well as expected benefits from chemical commodity index and pricing changes.
Net sales are expected to grow at a low-single-digit pace; contract sales are expected to deliver greater growth in the business, partially offsetting the previously disclosed decline from the conclusion of a large commercial contract in fiscal 2015. Cost reductions of $25.0 million to $30.0 million are expected to be the primary driver of the company’s EBITDA margin improvement target of approximately 100 basis points. Finally, free cash flow is anticipated to exceed 100 percent of net income.
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2016 third quarter results at 2:00 p.m. PDT (5:00 p.m. EDT) today, August 4, 2016. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 43019629.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 43019629. The telephonic replay will be available until August 11, 2016 at 11:59 p.m. PDT.
 About Wesco Aircraft
Wesco Aircraft is the world’s leading distributor and provider of comprehensive supply chain management services to the global aerospace industry, based on annual sales. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including chemical, electrical and C-class hardware and comprised of more than 575,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Non-GAAP Financial Information
Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.
Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represent basic earnings per share calculated using adjusted net income as opposed to net income.
Adjusted diluted earnings per share represent diluted earnings per share calculated using adjusted net income as opposed to net income.
Net sales excluding currency effects represent net sales for the fiscal 2016 third quarter and year-to-date translated at the corresponding fiscal 2015 periodical average exchange rates.
Net sales excluding currency effects and large commercial contract represent net sales for the fiscal 2016 year-to-date period translated at the corresponding fiscal 2015 periodical average exchange rates, further adjusted to remove sales under a commercial hardware contract that ended on March 31, 2015 and sales in fiscal 2016 that were related to this contract.
Free cash flow represents net cash provided by operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects, net sales excluding currency effects and large commercial contract and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects, net sales excluding currency effects and large commercial contract and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4, 5 and 6 for reconciliations of adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects, net sales excluding currency effects and large commercial contract and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “achieve,” “address,” "anticipate," "continue," “drive,” “expect,” “goal,” "grow," “improve,” “outlook,” “target,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s ability to fully integrate the acquired business of Haas and realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; the company’s ability to establish and maintain effective internal control over financial reporting; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)
Exhibit 5:	Non-GAAP Financial Information – Net Sales Excluding Currency Effects and Large Commercial Contract (Unaudited)
Exhibit 6:	Non-GAAP Financial Information – Free Cash Flow (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net sales	$375,186	$368,706	$1,111,771	$1,127,962
Cost of sales	275,945	265,351	813,564	809,597
Gross profit	99,241	103,355	298,207	318,365
Selling, general and administrative expenses	59,197	67,178	179,708	198,580
Income from operations	40,044	36,177	118,499	119,785
Interest expense, net	(9,325)	(9,335)	(27,436)	(28,054)
Other income (expense), net	2,657	(2,402)	3,960	(1,363)
Income before income taxes	33,376	24,440	95,023	90,368
Provision for income taxes	(9,360)	(7,961)	(26,906)	(31,113)
Net income	$24,016	$16,479	$68,117	$59,255

Net income per share:
Basic	$0.25	$0.17	$0.70	$0.61
Diluted	$0.24	$0.17	$0.69	$0.61
Weighted average shares outstanding:
Basic	97,929,438	97,004,276	97,511,590	96,924,545
Diluted	98,599,215	97,964,138	98,108,904	97,818,380

In fiscal 2015, the company revised its presentation of certain personnel costs associated with service contracts to correctly reflect them as cost of sales rather than selling, general and administrative expenses. These personnel costs totaled $6.0 million and $17.8 million for the three and nine months ended June 30, 2015. The revision had no impact on income from operations, net income or EBITDA for the three and nine months ended June 30, 2015.

Exhibit 2

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	June 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$65,485	$82,866
Accounts receivable, net	260,648	253,348
Inventories	714,188	701,535
Prepaid expenses and other current assets	10,031	10,004
Income taxes receivable	184	187
Deferred tax assets, current	89,269	89,401
Total current assets	1,139,805	1,137,341
Long-term assets	860,115	883,632
Total assets	$1,999,920	$2,020,973
Liabilities and Stockholders’ Equity
Accounts payable	$169,726	$149,615
Accrued expenses and other current liabilities	34,237	38,896
Income taxes payable	10,058	21,442
Capital lease obligations, current portion	1,151	1,044
Total current liabilities	215,172	210,997
Capital lease obligations, less current portion	1,567	1,824
Long-term debt	876,906	952,906
Deferred tax liabilities, non-current	33,734	30,693
Other liabilities	9,651	6,980
Total long-term liabilities	921,858	992,403
Total liabilities	1,137,030	1,203,400
Total stockholders’ equity	862,890	817,573
Total liabilities and stockholders’ equity	$1,999,920	$2,020,973

Exhibit 3
 Wesco Aircraft Holdings, Inc.
Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Nine Months Ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities
Net income	$68,117	$59,255
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	20,843	19,815
Deferred financing costs	3,144	3,262
Bad debt and sales return reserve	41	3,559
Inventory reserves	9,638	11,691
Stock-based compensation expense	6,406	7,017
Excess tax benefit related to stock-based incentive plans	(796)	(290)
Deferred income taxes	4,240	7
Income from equity investment	(582)	(424)
Other non-cash items	(3,792)	(3,900)
Changes in assets and liabilities
Accounts receivable	(10,466)	18,694
Inventories	(34,891)	(61,920)
Prepaid expenses and other assets	(352)	(299)
Income taxes receivable	5	12,716
Accounts payable	21,466	8,338
Accrued expenses and other liabilities	(6,098)	(383)
Income taxes payable	(10,330)	6,715
Net cash provided by operating activities	66,593	83,853
Cash flows from investing activities
Purchase of property and equipment	(11,161)	(4,650)
Proceed from sales of assets	2,000	—
Acquisition of business, net of cash acquired	—	(250)
Net cash used in investing activities	(9,161)	(4,900)
Cash flows from financing activities
Repayment of long-term debt	(76,000)	(99,750)
Financing fees	(2,126)	—
Repayment of capital lease obligations	(1,037)	(1,216)
Excess tax benefit related to stock-based incentive plans	796	290
Net proceeds from issuance of common stock	6,126	785
Net cash used in financing activities	(72,241)	(99,891)
Effect of foreign currency exchange rate on cash and cash equivalents	(2,572)	(1,764)
Net decrease in cash and cash equivalents	(17,381)	(22,702)
Cash and cash equivalents, beginning of period	82,866	104,775
Cash and cash equivalents, end of period	$65,485	$82,073

Exhibit 4

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information (UNAUDITED)
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
EBITDA & Adjusted EBITDA
Net income	$24,016	$16,479	$68,117	$59,255
Provision for income taxes	9,360	7,961	26,906	31,113
Interest expense, net	9,325	9,335	27,436	28,054
Depreciation and amortization	6,790	6,553	20,843	19,815
EBITDA	49,491	40,328	143,302	138,237
Unusual or non-recurring items (1)	1,377	2,266	3,944	7,924
Adjusted EBITDA	$50,868	$42,594	$147,246	$146,161

Adjusted Net Income
Net income	$24,016	$16,479	$68,117	$59,255
Amortization of intangible assets	3,945	3,987	11,864	11,987
Amortization of deferred financing costs	1,391	1,104	3,144	3,262
Unusual or non-recurring items (1)	1,377	2,266	3,944	7,924
Adjustments for tax effect	(2,259)	(2,580)	(6,382)	(8,322)
Adjusted Net Income	$28,470	$21,256	$80,687	$74,106

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	97,929,438	97,004,276	97,511,590	96,924,545
Adjusted Net Income Per Basic Share	$0.29	$0.22	$0.83	$0.76

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	98,599,215	97,964,138	98,108,904	97,818,380
Adjusted Net Income Per Diluted Share	$0.29	$0.22	$0.82	$0.76

(1) Unusual and non-recurring items in the third quarter and year-to-date periods of fiscal 2016 consisted of integration and other related expenses of $157 and $1,211, respectively, as well as business realignment and other expenses of $1,220 and $2,733, respectively. Unusual and non-recurring items in the third quarter and year-to-date periods of fiscal 2015 consisted of integration and other related expenses of $1,936 and $6,498, respectively, as well as business realignment and other expenses of $330 and $1,426, respectively.

Exhibit 5

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Net Sales excluding
Currency Effects and Large Commercial Contract (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Increase (Decrease)	Percent Change
	June 30, 2016	June 30, 2015
Net sales	$375,186	$368,706	$6,480	1.8%
Currency effects	6,110	—	6,110
Net sales excluding currency effects	$381,296	$368,706	$12,590	3.4%

	Nine Months Ended		Increase (Decrease)	Percent Change
	June 30, 2016	June 30, 2015
Net sales	$1,111,771	$1,127,962	$(16,191)	(1.4)%
Currency effects	18,572	—	18,572
Net sales excluding currency effects	$1,130,343	$1,127,962	$2,381	0.2%
Large commercial contract (1)	(9,782)	(36,172)	26,390
Net sales excluding currency effects and large commercial contract	$1,120,561	$1,091,790	$28,771	2.6%

(1) In the year-to-date period ended June 30, 2015, the company sold $36,172 of commercial hardware under a contract that ended on March 31, 2015, as previously disclosed. In the year-to-date period ended June 30, 2016, the company sold $9,782 of additional commercial hardware related to this contract.

Exhibit 6

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30, 2016	June 30, 2015	Increase (Decrease)	Percent Change
Free Cash Flow
Net cash provided by operating activities	$51,767	$34,381	$17,386	50.6%
Purchase of property and equipment	(3,928)	(1,738)	(2,190)	126.0%
Free cash flow	$47,839	$32,643	$15,196	46.6%

	Nine Months Ended
	June 30, 2016	June 30, 2015	Increase (Decrease)	Percent Change
Free Cash Flow
Net cash provided by operating activities	$66,593	$83,853	$(17,260)	(20.6)%
Purchase of property and equipment	(11,161)	(4,650)	(6,511)	140.0%
Free cash flow	$55,432	$79,203	$(23,771)	(30.0)%